Exhibit 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces First Quarter 2013 Results
Overall Gross Margin Continues to Improve

Springfield, NJ, January 14, 2013 – Emtec, Inc. (OTCQB: ETEC) (“Emtec” or the “Company”) announced today that for the quarter ended November 30, 2012, its gross profit from Consulting and Outsourcing grew by 6.0% versus the first fiscal quarter of last year to $6.5 million, and total gross margin increased from 16.5% for the quarter ended November 30, 2011 to 18.0% for the quarter ended November 30, 2012. The Company also reported Adjusted EBITDA, which is defined by management as net income (loss) before interest, taxes, depreciation, amortization, retention bonuses, stock-based compensation, severance, earn out liability adjustment, stock warrant expense, restructuring charge, impairment of identifiable intangible assets and impairment of goodwill (“Adjusted EBITDA”) of $2.6 million for the quarter ended November 30, 2012  compared with Adjusted EBITDA of $2.7 million for the quarter ended November 30, 2011.  A reconciliation of net income (loss) to Adjusted EBITDA is attached to this press release.

Total revenue for the quarter ended November 30, 2012 decreased by $13.8 million or 19.2% compared to the quarter ended November 30, 2011.  Procurement services revenue for the quarter ended November 30, 2012 decreased by $12.8 million while consulting and outsourcing decreased by $1.0 million from the same quarter in the prior year.  However, gross profit from consulting and outsourcing increased by $362,000 for the quarter ended November 30, 2012 from the same quarter in the prior year.

“We had a difficult quarter in our federal segment.  However, this was not inconsistent with our overall strategy of moving towards higher gross margin recurring business. We were able to generate over $2.6 million in Adjusted EBITDA despite the drop in our Federal business. We are focusing on using our cost savings over the last year to invest in high level sales talent and have had many seasoned sales and delivery experts join us recently from much larger systems integrators.  We look forward to increasing our average total contract value as we identify new large outsourcing opportunities,” commented Dinesh Desai, the Company’s Chief Executive Officer.

Greg Chandler, Chief Financial Officer added, “We continue to find ways to make the Company more efficient.  We announced the closing of our Springfield facility in November 2012 that will save the Company over $2 million on an annualized basis when we complete the closure.  We recorded a restructuring charge in the quarter related to the closure.   In addition, we have consolidated a good deal of the back office and reduced the size of our general and administrative expenses.    We are now poised for growth as we continue to build more opportunities in our pipeline. However, due to the performance of our Federal business and concerns regarding the fiscal cliff, the first quarter results are disappointing, and we are continuing to examine ways to improve value within the Federal segment.”

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with accounting principles generally accepted in the United States of America “(GAAP”).  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which, in the opinion of management, are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  The Company has made a reconciliation of net income (loss), the most closely comparable GAAP measure, to these non-GAAP measures for the quarters ended November 30, 2012 and 2011 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

About Emtec:

Emtec, established in 1964, provides technology-empowered business solutions for world-class organizations in the enterprise, federal, state and local government, and education markets. With offices in 14 cities in the U.S., Canada and India, Emtec is big enough to address our client needs but small enough to care. Our local offices, highly-skilled associates, and global delivery capabilities ensure the accessibility and scale to align client’s technology solutions with their business needs. Emtec’s singular mission is to create “Clients for Life” - long-term relationships that deliver rapid, meaningful, and lasting business value. Our offerings span the entire IT lifecycle: from Consulting through Packaged, Custom, and Cloud Applications as well as a variety of Infrastructure Services.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED
(In thousands)
	For the Three Months Ended November 30,
	2012	2011	$ Change	% Change
Revenues
Consulting and outsourcing	$24,579	$25,614	$(1,035)	(4.0)%
Procurement services	33,626	46,416	(12,790)	(27.6)%
Total Revenues	58,205	72,030	(13,825)	(19.2)%

Cost of Revenues
Cost of consulting and outsourcing	18,082	19,479	(1,397)	(7.2)%
Cost of procurement services	29,628	40,655	(11,027)	(27.1)%
Total Cost of Revenues	47,710	60,134	(12,424)	(20.7)%

Gross Profit
Consulting and outsourcing	6,497	6,135	362	5.9%
Consulting and outsourcing %	26.4%	24.0%

Procurement services	3,998	5,761	(1,763)	(30.6)%
Procurement services %	11.9%	12.4%

Total Gross Profit	10,495	11,896	(1,401)	(11.8)%
Total Gross Profit %	18.0%	16.5%

Operating expenses:
Selling, general, and administrative expenses	7,871	9,259	(1,388)	(15.0)%
Retention bonuses to former owners of acquired entities	-	146
Restructuring charge	582	-	582	0.0%
Non-cash operating expenses
Stock-based compensation	95	160	(65)	(40.6)%
Warrant liability adjustment	12	(608)	620	(102.0)%
Earnout liability adjustment	902	168	734	436.9%
Depreciation and amortization	1,027	1,360	(333)	(24.5)%
Total operating expenses	10,489	10,485	150	1.4%
Percent of revenues	18.0%	14.6%

Operating income	6	1,411	(1,405)	(99.6)%
Percent of revenues	0.0%	2.0%

Other expense (income):
Interest income – other	(5)	(62)	57	(91.9)%
Interest expense	752	835	(83)	(9.9)%
Other	11	(2)	13	(650.0)%

Income (loss) before income tax expense (benefit)	(752)	640	(1,392)	(217.5)%
Income tax expense (benefit)	(6)	185	(191)	(103.2)%
Net income (loss)	$(746)	$455	$(1,201)	(264.0)%
Percent of revenues	(1.3)%	0.6%

EMTEC, INC.
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
UNAUDITED
(In thousands)
For the Three Months Ended November 30,
	2012	2011	Change
Net income (loss)	$(746)	$455	$(1,201)
Interest expense	752	835	(83)
Income tax expense (benefit)	(6)	185	(191)
Depreciation and amortization	1,027	1,360	(333)
EBITDA	1,027	2,835	(1,808)

Retention bonuses (1)	-	146
Stock based compensation	95	160
Severance	-	11
Earnout liability adjustment (2)	902	168
Warrant expense (3)	12	(608)
Restructuring charge (4)	582	-
Impairment of identifiable intangible assets	-	-
Impairment of goodwill	-	-
Total Adjustments (5)	1,591	(123)
Adjusted EBITDA	$2,618	$2,712	$(94)

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company’s acquisition of Emerging Solutions (Gnuco).

2) Non Cash adjustment of future contingent earn out liabilities in connection with the acquisitions of SDI, Dinero, Covelix, and Emerging.  The earn out liabilities were recorded at fair value based on valuation models which utilize relevant factors such as expected life and estimated probabilities of the acquisitions achieving the performance targets throughout the earn out periods.  These earn out liabilities are reassessed each reporting period and can result in recording additional income or expense.

3)  Expense or income related to the stock warrants issued to our majority stockholder in August 2010 including legal fees associated with the issuance, as well as the stock warrant issued in connection with the subordinated debt financing in August 2011. These warrants are “marked-to-market” each reporting period, which can result in fluctuations in non-cash income or expense in future periods.

4) Expense related to the Company approved restructuring plan designed to reduce costs and improve efficiencies. Implementation of the Restructuring Plan started in November 2012 and is expected to be completed in the second quarter of fiscal 2013 with certain cash payments expected through the third quarter of fiscal 2014.

5) In addition to the adjustments described above, the Company has not made adjustments for merger and acquisition related costs. The Company may incur similar costs in future periods.  The company recorded merger and acquisition related costs of $10,000 and $83,000 for the quarters ended November 30, 2012 and 2011, respectively.